                                                                    EXHIBIT 99.1


News
Release

For Immediate Release

December 21, 1998
LAKEHEAD PIPE LINE PARTNERS, L.P. ANNOUNCES TARIFF FILING

(Duluth, Minnesota, December 21, 1998) Lakehead Pipe Line Partners, L.P. (NYSE -
LHP) today filed new tariffs with the Federal Energy Regulatory Commission ("FERC"). The tariff filing implements new tariff rate surcharges, effective January 1, 1999, permitting the Partnership to earn a return on and recover the costs of its $450 million System Expansion Program II ("SEP II").

The tariff filing was made pursuant to a recent FERC order that approved a Settlement Agreement between the Partnership and the Canadian Association of Petroleum Producers ("CAPP"), a trade association that represents most of the Partnership's customers. The Settlement Agreement establishes tariff principles and guidelines for SEP II and the Partnership's Terrace expansion project. The Partnership anticipates filing a tariff rate surcharge for Terrace later in the first quarter of 1999.

The SEP II tariff rate surcharge is being implemented to coincide with the anticipated completion of the SEP II expansion in late December 1998. All rights-of-way for the new pipeline have been obtained and the last significant construction activity is nearing completion in Illinois. Filling segments of the new pipeline with crude oil began on December 17 and is anticipated to be ongoing through January 1999.

In a related matter, representatives of the Partnership and CAPP concluded informal discussions concerning the supply of western Canadian crude oil and natural gas liquids available for delivery during 1999. Based on these discussions, and as a result of the decline in crude oil prices, it is anticipated that deliveries on the Partnership's pipeline system could be approximately 50,000 to 75,000 barrels per day (on average) less than anticipated 1998 delivery levels of approximately 1,560,000 barrels per day. At the forecast level of utilization, the Partnership will earn a 7.5% nominal rate of return on its SEP II equity investment during 1999, the minimum permitted in the Settlement Agreement. When fully utilized, the nominal rate of return on equity is the lesser of 15.0% or the National Energy Board of Canada multi-pipeline rate of return on equity plus 3.0% (currently 12.58%).

The collective impact of reduced deliveries and decreased rate of return on SEP II is anticipated to result in net income for 1999 of approximately $80 to $90 million. This range of net income is approximately the same as the anticipated net income for the twelve months ended December 31, 1998. Based on current projections, the Partnership anticipates generating more than sufficient cash from operating activities to continue its current level of cash distribution through 1999.

Despite the recent downturn in crude oil prices, the Partnership's outlook regarding future growth prospects continues to be positive. The Partnership believes that recent announcements by major Canadian producers affirming oil sands development and other long-term expansion projects is encouraging and illustrative of long-term supply growth of crude oil from the western Canadian sedimentary basin.

This press release includes forward-looking statements within the meaning of the Securities Litigation Reform Act. Such statements reflect the Partnership's current views with respect to future events and are subject to the risks, uncertainties and assumptions disclosed herein and in the Partnership's Form 10-K, as amended. Such statements are subject to various risks, including the availability of western Canadian crude oil and regulatory uncertainties as well as other risks. The availability of western Canadian crude oil is sensitive to the long-term outlook for crude oil prices. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, expected, estimated, forecasted, or projected. Except as required by applicable securities laws, the Partnership does not intend to update these forward-looking statements and information. For additional discussion of such risks, uncertainties and assumptions, see the Partnership's Annual Report on Form 10-K, as amended.

Lakehead Pipe Line Partners, L.P. owns the United States portion of the world's longest liquid petroleum pipeline. Lakehead Pipe Line Company, Inc., an indirect wholly-owned subsidiary of Enbridge Inc. of Calgary, Alberta, holds an approximate 16.6% interest in the Partnership and serves as General Partner. The Partnership's Class A Common Units are traded on the New York Stock Exchange under the symbol "LHP." Enbridge Inc. common shares are traded on the Toronto and Montreal stock exchanges under the symbol "ENB" and on the NASDAQ under the symbol "ENBRF."

For more information contact:
Ron Karlen, Investor Relations
Telephone:        (800) 525-3999       (218) 725-0570
Facsimile:        (218) 725-0169
Internet:  E-mail - Ron.Karlen@USPL.Enbridge.com
Home Page -  http://www.lakehead.com
###